Exhibit 99.1

NEWS RELEASE

FOR RELEASE FRIDAY SEPTEMBER 23, 2005 AT 1:00 P.M. EST

CONTACTS:	W. Brian Kretzmer	James W. Dolan
	MAI Systems Corporation	MAI Systems Corporation
	Chief Executive Officer	Chief Financial Officer
	949.598.6160	949.598.6404
	brian.kretzmer@maisystems.com	james.dolan@maisystems.com

MAI Systems Corporation Reports Mid Year 2005 Results

Lake Forest, CA (September 23, 2005)... MAI Systems Corporation (MAIY.PK) announces its first and second quarter 2005 results. Revenue for the Quarter Ended March 31, 2005 was $4.8 million, Net Loss of $729,000 and ($0.01) EPS; versus revenues $5.2 million, Net Income of $166,000 and EPS of $0.01 for the same period a year ago. Revenue for the Quarter Ended June 30, 2005 was $6.0 million, Net Income of $480,000 and $0.01 EPS; versus revenues $4.9 million, Net Income of $82,000 and EPS of $0.01 for the same period a year ago.

Revenue for the Six Months ended June 30, 2005 was $10.8 million, Net Loss of $249,000 and $0.00 EPS. This compares to $10.1 million Revenue, $248,000 Net Income, and $0.02 EPS, for the same period last year.

W. Brian Kretzmer, CEO of MAI Systems Corporation, commented, “We are pleased with our revenue growth and the acceptance of our new products by our customers and industry and we had a healthy improvement year over year on a like basis. In 2004 we capitalized approximately $604,000 of software development costs in the first six months whereas we did not capitalize software development costs in 2005. Additionally, in 2005, we have expensed approximately $449,000 of amortization of intangible assets recorded in connection with the November 1, 2004 management recapitalization during the first six months whereas in the same period a year ago we had none. On a comparable basis our current year-to-date earnings exclusive of amortization would have been approximately $200,000 and last year excluding the capitalization of software development would have been a loss of $355,000.”

MAI Systems Corporation, headquartered in Lake Forest, California has worldwide offices for Hotel Information Systems, Inc. sales and service. Hotel Information Systems, Inc. provides total enterprise management solutions, improving critical operations and profitability for global lodging organizations. For information on the Company’s innovative hospitality solutions, call toll-free 800-497-0532, or visit the Hotel Information Systems website at www.hotelinfosys.com.  MAI Systems Corporation can be found at www.maisystems.com.

Certain statements in this news release may constitute “forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, declining economic conditions, including a slowdown or recession; future terrorist activities affecting the hospitality industry; the Company’s ability to retain and increase revenue from existing clients and to execute agreements with new clients; the successful implementation of strategic relationships with other vendors and service providers; the competitive nature of the market for our software products and services; rapid technological change in the software industry and possible delays in development or shipment of new versions of key product lines; the Company’s ability to attract and retain qualified technical and management personnel; inability to control costs; changes in our product pricing; changes in business strategy or development plans; and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and other interim reports filed from time to time with the Securities and Exchange Commission. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

TABLE FOLLOWS

MAI SYSTEMS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30, (in thousands, except per share data)		For the Six Months Ended June 30, (in thousands, except per share data)
	2004	2005	2004	2005
Revenue:
Software	$814	$1,583	$2,103	$2,537
Network and computer equipment	136	90	211	279
Services	3,951	4,329	7,760	7,941
Total revenue	4,901	6,002	10,074	10,757

Direct costs:
Software	8	166	329	509
Network and computer equipment	109	64	169	243
Services	1,113	1,396	2,182	2,721
Total direct costs	1,230	1,626	2,680	3,473

Gross profit	3,671	4,376	7,394	7,284

Selling, general and administrative expenses	2,351	2,366	4,700	4,550
Research and development costs	908	1,143	1,800	2,264
Amortization of intangibles	—	126	—	238
Other operating expense	15	59	18	72

Operating income	397	682	876	160

Interest expense	(288)	(197)	(579)	(400)
Other non-operating expense	(23)	—	(39)	—

Income (loss) before income taxes	86	485	258	(240)
Income tax expense	(4)	(5)	(10)	(9)

Net income (loss)	$82	$480	$248	$(249)

Income (loss) per share:

Net income (loss) per share:

Basic income (loss) per share	$0.01	$0.01	$0.02	$0.00
Diluted income (loss) per share	$0.01	$0.01	$0.02	$0.00

Weighted average common shares used in determining income (loss) per share:

Basic	14,676	57,848	14,676	57,848
Diluted	14,676	57,848	14,676	57,848

MAI SYSTEMS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31, (in thousands, except per share data)
	2004	2005
Revenue:
Software	$1,289	$954
Network and computer equipment	74	189
Services	3,809	3,612
Total revenue	5,172	4,755

Direct costs:
Software	321	343
Network and computer equipment	60	179
Services	1,069	1,325
Total direct costs	1,450	1,847

Gross profit	3,722	2,908

Selling, general and administrative expenses	2,348	2,184
Research and development costs	892	1,121
Amortization of intangibles	—	112
Other operating expense	3	13

Operating income (loss)	479	(522)

Interest expense	(291)	(203)
Other non-operating expense	(16)	—

Income (loss) before income taxes	172	(725)

Income tax expense	(6)	(4)

Net income (loss)	$166	$(729)

Net income (loss) per share:

Basic income (loss) per share	$0.01	$(0.01)
Diluted income (loss) per share	$0.01	$(0.01)

Weighted average common shares used in determining income (loss) per share:

Basic	14,575	57,848
Diluted	14,875	57,848

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